Exhibit 10.8

BATS Global Markets, Inc. Share Repurchase Program

Executive Summary

This Executive Summary of the Share Repurchase Program (the “Program”) of BATS Global Markets, Inc. (the “Company”) is intended to provide the Board of Directors of the Company (the “Board”) with an overview of the key parameters of the Program, and is subject to further review and comment by the Board and/or Company management as deemed appropriate.

A.            High Level Program Rules

•                  The term of the Program will be 1 year (January 1, 2015 — December 31, 2015).

•                  The Program is open to all employees and covers all eligible shares owned(1) by such employees, as described in more detail below.

•                  In the first open window, the Company will offer to repurchase shares of all former employees.  This will be the only opportunity for former employees to participate in the Program, unless otherwise determined by the Board.

•                  The number of shares that can be requested to be repurchased in any one calendar year is limited to the lesser of 5,000 shares or 25% of the eligible shares owned as of January 1 of such year, unless the dollar amount of stock that is requested to be repurchased in the aggregate exceeds the annual limits.

•                  All share repurchases must have the approval of Joe Ratterman and Eric Swanson.

•                  During any calendar year, management will have the discretion to establish annual repurchase limits (exclusive of expenses) up to $5 million per year, unless otherwise determined by the Board.

•                  Company management will be given discretion by the Board to determine the dollar amount of shares that will be available for repurchase during each open window.

•                  If the dollar amount of shares submitted for repurchase in any open window exceeds the threshold established for such window, the Company will repurchase shares on a pro rata basis, based on the dollar amount of shares submitted for repurchase by each shareholder as compared to the total dollar amount of shares submitted for repurchase by all shareholders electing to participate in the Program during the open window.

•                  The Company is under no obligation to repurchase any shares at any time.

B.            Repurchase Window Guidelines

•                  No repurchase window will be available during any period in which Company management is in possession of material non-public information (“MNPI”).

(1)  The term “shares owned” includes vested restricted stock, but does not include unvested restricted stock or vested or unvested stock options.

•                  Propose establishing guideline dates for all future repurchase open window periods and all future restricted stock grant dates based on timing of up to two Company valuation periods

•                  Possible valuation dates:  May 1 and November 1

•                  Subject to the MNPI restriction above, the window for repurchase opens on the valuation date and closes 10 business days thereafter

•                  Restricted stock that has vested at least 30 days prior to valuation date is eligible for repurchase under the Program(2)

•                  Shares owned at least 30 days prior to the valuation date are eligible for repurchase under the Program

•                  The Company has right to close the open window early or not open the window at all.

(2)  Subject to the annual January 1eligible share calculation date for NEOs.